Exhibit 99.1
VCG HOLDING CORP. ANNOUNCES
2010 THIRD QUARTER AND NINE-MONTH FINANCIAL RESULTS
2010 Financial Results Overview
•	Q3 revenue of $14.4 million; nine-month revenue of $41.7 million

•	Q3 operating income of $2.6 million; nine-month operating income of $3.8 million

•	Q3 income from continuing operations of $1.5 million, or $0.09 per share; nine-month income from continuing operations of $1.2 million, or $0.05 per share

•	Q3 EBITDA of $3.4 million; nine-month EBITDA of $5.1 million

•	$2.9 million of debt paid in Q3; $4.7 million of debt retired during first nine-months of 2010

•	Cash balance of $2.4 million at September 30, 2010
Denver, CO. — November 12, 2010 — VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced financial results for the third quarter and nine months ended September 30, 2010 (see attached tables, including reconciliation tables).
As previously announced, on July 16, 2010, VCG sold its Jaguar’s Gold Club in Fort Worth, Texas to a wholly-owned subsidiary of Rick’s Cabaret International, Inc. (“RICK”). Total consideration consisted of $1.0 million cash and 467,497 shares of VCG common stock held by RICK. VCG used the cash proceeds from the sale to pay down high interest debt, and retired the shares of common stock included in the transaction. The operations of Jaguar’s are reflected as discontinued operations on VCG’s Condensed Consolidated Statements of Operations. Results for the three months ended September 30, 2010 included income from discontinued operations, net of tax, in the amount of $0.5 million, or $0.03 per diluted share.
Troy Lowrie, Chairman and Chief Executive Officer, stated, “We reported higher revenues during the third quarter of 2010, driven primarily by the continued success of our recently introduced club-level revenue streams, which offset a decline in sales of alcohol. During the three and nine months of 2010, fifteen and twelve of our clubs, respectively, reported same-store increases in revenue. As referenced above, the third quarter of 2010 also included income from discontinued operations of $0.03 per share. Cash flow from operations at September 30, 2010 was $5.7 million and free cash flow was $2.1 million. We used free cash flow and the $1.0 million cash proceeds from the sale of Jaguar’s to reduce total debt at September 30, 2010 to $26.0 million from $30.8 million at December 31, 2009. At September 30, 2010, VCG had access to liquidity of approximately $1.1 million on our line of credit and cash of $2.4 million.”
Third Quarter 2010 Financial Results
Total revenue for the third quarter of 2010 increased to $14.4 million from $13.4 million in the third quarter of 2009. Revenue increased due to higher sales of food and merchandise and higher service revenues, which offset a decline in sales of alcohol and other income. The 19.8% increase in service revenue reflected continued patron acceptance of table side services, wristband access to special areas, table dances, and suite fees, all of which were introduced company-wide in 2009.
Cost of goods sold (the cost of alcohol, food and merchandise) was $1.5 million, or 25.6% of revenue, compared to $1.4 million, or 23.4% of revenue, in the third quarter of 2009. The increase as a percentage of revenue was attributable to the reporting of food sales through the POS systems installed by VCG between October 2009 and February 2010. Prior to 2009, VCG had subleased the kitchen and outsourced the food service to experienced chefs (“food vendors”) at four of our five “A” type clubs.

Revenue from restaurant operations is reported under food and merchandise revenue. This subleased revenue is reduced by appropriate sales taxes, credit card fees and other specifically attributable charges. The net earnings that are paid out to the chefs as a consulting fee are recorded in cost of goods sold. Other ancillary costs associated with running a restaurant, such as wait-staff payroll, restaurant supplies and licenses are currently paid by the outside chefs. By way of comparison, when “A” club restaurant cost of sales data is removed from the total, cost of goods sold as a percentage of applicable revenue for all other clubs drops to 24.4% and 22.6% for the three months ended September 30, 2010 and 2009, respectively.
Total operating expenses for the third quarter of 2010 was $11.8 million as compared to $11.4 million in the third quarter of 2009. Lower taxes, permits, and licenses, a decline in legal and professional fees, and lower interest expense were offset by higher salaries and wages, increased rent, and advisory fees related to the change in control proposal. As a percentage of revenue, total operating expenses declined to 82.0% from 85.2% in the third quarter of 2009.
Operating income for the third quarter of 2010 was $2.6 million compared to operating income of $2.0 million in the third quarter of 2009.
Total interest expense declined to $0.7 million in the third quarter of 2010 from $0.8 million in the third quarter of 2009, reflecting the Company’s ongoing efforts to renegotiate and prepay debt.
Income from continuing operations for the third quarter of 2010 was $1.5 million, or $0.09 per share, compared to income from continuing operations of $0.8 million, or $0.03 per share, in the third quarter of 2009.
Net income for the third quarter of 2010 was $1.9 million, or $0.12 per share, compared to net income of $0.6 million, or $0.04 per share, in the third quarter of 2009. Net income for the third quarter of 2010 included income from discontinued operations of $0.5 million, or $0.03 per share.
Weighted average shares outstanding for the third quarter of 2010 declined by approximately 1.1 million, or 6.1%, from the third quarter of 2009. The decrease reflects the receipt, and subsequent retirement, of 467,497 shares of VCG common stock in connection with the sale of Jaguar’s and the effect of the share repurchase plan. The share repurchase plan was cancelled by VCG’s Board of Directors in the second quarter 2010, due to the potential sale of the Company.
EBITDA for the third quarter of 2010 rose to $3.4 million from EBITDA of $2.2 million in the third quarter of 2009.
Nine-Month 2010 Financial Results
Total revenue for the nine-month period of 2010 increased to $41.7 million from $40.2 million in the same period last year. Revenue increased due to higher sales of food and merchandise, higher service revenues, and increased other income, offsetting a decline in sales of alcohol.
Cost of goods sold (the cost of alcohol, food and merchandise) was $4.5 million, or 25.9% of revenue, compared to $4.4 million, or 23.5% of revenue last year. The increase as a percentage of revenue was attributable to the reporting of food sales through the POS systems installed by VCG between October 2009 and February 2010, as detailed above. When “A” club restaurant cost of sales data is removed from the total, cost of goods sold as a percentage of applicable revenues for all other clubs dropped to 24.4% for the nine-month period of 2010 and 22.9% in 2009.
Total operating expenses for the nine-month period of 2010 were $37.9 million, up from $33.9 million in the nine-month period of 2009. The increase in total operating expenses for 2010 was primarily attributable to a previously disclosed $2.1 million litigation accrual related to legacy litigation, higher salaries and wages, increased legal and professional fees, and advisory fees related to change in control.
Operating income for the nine-month period of 2010 was $3.8 million, and included the $2.1 million accrual for legacy litigation, compared to income from operations of $6.3 million in the same period last year. Excluding the $2.1 million accrual, operating income for the nine-month period of 2010 was $5.9 million.
Total interest expense declined to $2.1 million for the first nine months of 2010 from $2.7 million in the comparable prior year period, for the reasons cited above.
Income from continuing operations for the nine-month period in 2010 was $1.2 million, or $0.05 per share, compared to income from continuing operations of $2.3 million, or $0.11 per share, in last year’s period.

Net income for the nine-month period of 2010 was $1.3 million, or $0.08 per share, compared to net income of $2.0 million, or $0.12 per share, in the same period last year. Net income for the nine-month period of 2010 included income from discontinued operations of $0.5 million, or $0.03 per share.
Weighted average shares outstanding for the nine-month period of 2010 declined by approximately 0.6 million shares, or 3.3%, from the same period last year, for the reasons cited above.
EBITDA for the nine-month period of 2010 was $5.1 million as compared to EBITDA of $7.3 million in last year’s period.
Potential Sale of the Company
As previously announced, on November 9, 2010 VCG entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with the Company’s Chairman of the Board and Chief Executive Officer, Troy Lowrie, Family Dog, LLC, FD Acquisition Co., and the Company’s President and Chief Operating Officer, Micheal Ocello, to acquire all of the outstanding common stock of the Company held by public shareholders for $2.25 per share in cash in a going-private merger transaction where FD Acquisition Co. would merge with and into the Company, with the Company surviving the merger. Family Dog, LLC and its wholly-owned subsidiary FD Acquisition Co. are currently owned and controlled by Mr. Lowrie.
Completion of the merger is subject to certain closing conditions, including approval by a majority of the Company’s disinterested shareholders. Completion of the merger is not subject to financing or due diligence conditions. The transaction is expected to close in the first quarter of 2011. Upon the closing of the merger, VCG will no longer be a public reporting or trading company. It is expected that certain members of VCG’s management will participate in the ownership of the Company following the closing of the merger.
Additional information concerning the merger and the definitive Merger Agreement are available in a Current Report on Form 8-K, which VCG filed with the Securities and Exchange Commission on November 10, 2010.
VCG will not be hosting a conference call in connection with the issuance of 2010 third quarter and nine months financial results in light of the proposed merger.
ABOUT VCG HOLDING CORP.
VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENT
Certain statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, future financial performance and whether the parties to the merger agreement will successfully complete the merger. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and the Quarterly Report to be filed on November 12, 2010. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie	Devin Sullivan
Chief Executive Officer	Senior Vice President
(303) 934-2424	(212) 836-9608
tlowrie@vcgh.com	dsullivan@equityny.com

VCG HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)	(audited)
	September 30,	December 31,
	2010	2009
Assets
Current Assets
Cash	$2,384,073	$2,677,440
Other receivables	229,833	254,333
Income taxes receivable	142,568	594,720
Inventories	862,514	920,192
Prepaid expenses	656,636	354,730
Current portion of deferred income tax asset	28,400	76,920
Assets of business held for sale	—	2,519,962

Total Current Assets	4,304,024	7,398,297

Property and equipment, net	20,643,975	21,016,179
Non-compete agreements, net	10,500	22,000
Trade names	452,000	452,000
Licenses, net	34,140,721	34,252,018
Goodwill, net	2,279,045	2,279,045
Favorable lease rights, net	1,594,067	1,647,968
Other long-term assets	214,840	241,993
Non-current portion of deferred income tax asset	3,348,490	3,841,673

Total Assets	$66,987,662	$71,151,173

Liabilities and Equity
Current Liabilities
Accounts payable — trade	$1,121,886	$1,750,940
Accrued expenses	4,642,962	1,930,049
Income taxes payable	26,956	67,917
Deferred revenue	104,700	110,010
Current portion of unfavorable lease rights	217,272	217,116
Current portion of long-term debt and capital lease	6,953,893	3,805,277
Current portion of long-term debt, related party	7,427	62,067
Liabilities of business held for sale	—	1,488,157

Total Current Liabilities	13,075,096	9,431,533

Long-Term Liabilities
Capital lease, net of current portion	38,331	—
Deferred rent	1,990,242	1,521,140
Unfavorable lease rights, net of current portion	4,672,938	4,835,931
Long-term debt, net of current portion	11,941,524	19,751,021
Long-term debt, related party, net of current portion	7,096,619	7,129,018

Total Long-Term Liabilities	25,739,654	33,237,110

Commitments and Contingent Liabilities (Note 9)
Equity
Common stock $.0001 par value; 50,000,000 shares authorized;16,292,071 (2010) and 17,310,723 (2009) shares issued and outstanding	1,629	1,731
Additional paid-in capital	50,312,458	51,932,082
Accumulated deficit	(25,690,527)	(26,996,863)

Total VCG Stockholders’ Equity	24,623,560	24,936,950
Noncontrolling interests in consolidated partnerships	3,549,352	3,545,580

Total Equity	28,172,912	28,482,530

Total Liabilities and Equity	$66,987,662	$71,151,173

VCG HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,
	2010	2009	2010	2009
Revenue:
Sales of alcoholic beverages	$5,387,645	$5,708,126	$16,027,165	$17,434,580
Sales of food and merchandise	489,197	447,336	1,509,420	1,370,706
Service revenue	7,723,924	6,448,750	21,822,139	19,146,956
Other income	783,420	804,461	2,335,182	2,260,070

Total Revenue	14,384,186	13,408,673	41,693,906	40,212,312

Operating Expenses:
Cost of goods sold	1,505,342	1,438,489	4,540,244	4,410,656
Salaries and wages	3,985,303	3,489,669	11,779,614	10,299,234
Impairment of building and land	—	—	—	268,000
Contingent indemnification claim	—	—	2,135,000	—
Other general and administrative:
Taxes, permits and licenses	740,395	1,152,838	2,345,866	2,699,480
Charge card and bank fees	189,909	188,352	537,311	593,736
Rent	1,480,475	1,385,492	4,369,882	4,153,523
Legal fees	307,160	188,651	1,236,619	869,171
Other professional fees	553,969	704,737	1,945,703	2,062,041
Advisory fees related to change in control proposals	121,629	—	136,766	—
Advertising and marketing	645,320	653,170	1,955,019	1,935,202
Insurance	409,023	435,374	1,324,195	1,218,718
Utilities	278,253	268,851	748,649	754,679
Repairs and maintenance	276,831	240,291	814,902	806,142
Other	868,197	882,048	2,742,326	2,676,090
Depreciation and amortization	427,449	393,918	1,264,971	1,194,377

Total Operating Expenses	11,789,255	11,421,880	37,877,067	33,941,049

Income from Operations	2,594,931	1,986,793	3,816,839	6,271,263

Other Income (Expenses):
Interest expense	(512,802)	(695,441)	(1,579,626)	(2,151,699)
Interest expense, related party	(181,126)	(142,522)	(541,700)	(530,067)
Interest income	1,181	4,500	5,407	4,572
Gain (loss) on sale of assets	2,701	(68,784)	1,025	(57,363)

Total Other Income (Expenses)	(690,046)	(902,247)	(2,114,894)	(2,734,557)

Income From Continuing Operations Before Income Taxes	1,904,885	1,084,546	1,701,945	3,536,706

Income tax expense (benefit) — current	(21,900)	(92,189)	100,100	81,054
Income tax expense — deferred	399,348	417,435	411,000	1,110,101
Total Income Taxes	377,448	325,246	511,100	1,191,155

Income From Continuing Operations	1,527,437	759,300	1,190,845	2,345,551

Income From Discontinued Operations, Net of Income Taxes	523,646	35,770	472,812	96,974

Profit of Consolidated and Affiliated Companies	2,051,083	795,070	1,663,657	2,442,525
Less Net Income Attributable to Noncontrolling Interests	(132,601)	(162,843)	(357,321)	(394,842)

Net Income Attributable to VCG	$1,918,482	$632,227	$1,306,336	$2,047,683

Earnings Per Share
Continuing Operations:
Basic and fully diluted income per share attributable to VCG’s stockholders	$0.09	$0.03	$0.05	$0.11
Discontinued Operations:
Basic and fully diluted income per share attributable to VCG’s stockholders	$0.03	$—	$0.03	$0.01
Net Income Attributable to VCG Stockholders	$0.12	$0.04	$0.08	$0.12
Basic and fully diluted weighted average shares outstanding	16,371,444	17,440,835	16,979,127	17,552,034

VCG HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended
	September 30,
	2010	2009
Operating Activities
Profit of consolidated and affiliated companies	$1,663,657	$2,442,525
Adjustments to reconcile profit of consolidated and affiliated companies to net cash provided by operating activities:
Impairment of building and land	—	268,000
Depreciation	1,319,110	1,270,503
Amortization of non-compete agreements	12,018	12,776
Amortization of leasehold rights and liabilities, net	(141,790)	(147,588)
Amortization of loan fees	48,413	174,524
Stock-based compensation expense	110,262	233,364
Deferred income taxes	653,000	1,026,470
(Gain) Loss on disposition of assets	(817,060)	57,364
Accrued interest added to long-term debt	125,913	132,230
Changes in operating assets and liabilities	2,763,612	(39,351)

Net cash provided by operating activities	5,737,135	5,430,817
Investing Activities
Proceeds from divestiture of a club	1,000,000	—
Additions to property and equipment	(838,372)	(602,111)
Deposits	18,740	—
Proceeds from sale of assets	3,000	252,973

Net cash provided (used) by investing activities	183,368	(349,138)
Financing Activities
Proceeds from debt	100,000	1,160,147
Payments on debt	(5,018,611)	(3,722,214)
Proceeds from related party debt	200,000	25,099
Payments on related party debt	(343,048)	(812,435)
Borrowing (payments) on revolving line of credit	180,000	(390,000)
Payment on capitalized leases	(3,419)	(19,111)
Loan fees paid	(40,000)	(78,725)
Repurchase of stock	(935,243)	(777,097)
Distributions to noncontrolling interests	(353,549)	(380,281)

Net cash used by financing activities	(6,213,870)	(4,994,617)

Net increase (decrease) in cash	(293,367)	87,062
Cash beginning of period	2,677,440	2,209,060

Cash end of period	$2,384,073	$2,296,122

Non-cash divestiture activities:
Common stock received as partial consideration for the Ft. Worth Club	$794,745	$—
Fair value of liabilities transferred to buyer	$—	$1,771,854
Issuance of note receivable to buyer	$—	$322,963
Non-cash investing and financing activities:
Acquisition of vehicle through capital lease	$49,577	$—

VCG Holding Corp.
EBITDA Reconciliation
(unaudited)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,
	2010	2009	2010	2009
Net Income attributable to VCG stockholders	$1,918,482	$632,227	$1,306,336	$2,047,683
Add back:
Depreciation	429,087	419,480	1,319,110	1,270,503
Amortization of non-compete agreements	3,500	4,259	12,018	12,776
Amortization of leasehold rights and liabilities, net	(38,764)	(48,606)	(141,790)	(147,588)
Amortization of loan fees	13,916	52,621	48,413	174,524
Interest expense	680,012	785,342	2,072,913	2,507,242
Total income tax expense	377,448	325,246	511,100	1,191,155

EBITDA before non-cash impairment charges	$3,383,681	$2,170,569	$5,128,100	$7,056,295
Add back:
Total non-cash impairment charges	—	—	—	268,000

Total excluding non-cash impairment charges	$3,383,681	$2,170,569	$5,128,100	$7,324,295

Total revenue	$14,384,186	$13,408,673	$41,693,906	$40,212,312
EBITDA as a percentage of revenue	23.5%	16.2%	12.3%	18.2%
VCG Holding Corp.
Calculation of Free Cash Flow
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,
	2010	2009	2010	2009
EBITDA	$3,383,681	$2,170,569	$5,128,100	$7,324,295
Less:
Interest expense	680,012	785,342	2,072,913	2,507,242
Current income tax	(21,900)	(92,189)	100,100	81,054
Capital expenditures	293,839	121,941	838,372	602,111

Free Cash Flow	$2,431,730	$1,355,475	$2,116,715	$4,133,888